Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

THIRD RESTATED CERTIFICATE OF INCORPORATION

OF

BIOCRYST PHARMACEUTICALS, INC.

BioCryst Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify and set forth as follows:

1.       The name of the Corporation is BioCryst Pharmaceuticals, Inc. The Corporation was originally incorporated under the name BioCryst Pharmaceuticals, Inc., and the original Certificate of Incorporation (the “Certificate”) was filed by the Corporation with the Secretary of State of the State of Delaware on November 15, 1991.

2.       A Third Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 18, 2006 (the “Third Restated Certificate”).

3.       A Certificate of Amendment to the Third Restated Certificate was filed with the Secretary of State of the State of Delaware on July 18, 2007.

4.       A Certificate of Amendment to the Third Restated Certificate was filed with the Secretary of State of the State of Delaware on May 5, 2014.

5.       The Board of Directors of the Corporation duly adopted a proposed amendment of the Corporation’s Third Restated Certificate, declaring the amendment set forth in this Certificate of Amendment to the Third Restated Certificate of Incorporation (the “Certificate of Amendment”) to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Third Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

The first paragraph of Article FOURTH shall be amended and restated to read in its entirety as follows:

FOURTH. The total number of shares of all classes of stock which the Company shall have authority to issue is Four Hundred Fifty-Five Million (455,000,000) shares consisting of (i) Four Hundred Fifty Million (450,000,000) shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) Five Million (5,000,000) shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

6.       Thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

7.       That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

8.       This Certificate of Amendment shall be effective upon acceptance for filing by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 12th day of May, 2020.

BioCryst Pharmaceuticals, Inc.

By:	/s/ Alane P. Barnes
Alane P. Barnes
Senior Vice President & Chief Legal Officer